Exhibit A

NORTHERN LIGHTS FUND TRUST IV

CLASS A

MASTER DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

Date Last Amended: April 20, 2016

Fund Name	Maximum Authorized Rate	Currently Approved Rate	Distributor
Main BuyWrite Fund	0.25%	0.25%	Northern Lights Distributors, LLC
Measured Risk Strategy Fund	0.25%	0.25%	Northern Lights Distributors, LLC

Acknowledged and Approved by:

Northern Lights Fund Trust IV: By: /s/ Wendy Wang Wendy Wang, President	Northern Lights Distributors, LLC: By: /s/ Brian Nielsen Brian Nielsen, Chief Executive Officer